Exhibit (A)(1)(K)

Press Release August 30, 2007

Megasoft Completes Cash Tender Offer for Boston Communications Group

BEDFORD, Mass. & HYDERABAD, India, August 30, 2007 - Megasoft Limited (BSE Code No.: 532408) today announced the completion of the tender offer by its direct wholly-owned subsidiary, Tea Party Acquisition Corp., for all outstanding shares of Boston Communications Group, Inc. (NASDAQ:BCGI) at a price of $3.60 per share, net to the seller in cash, without interest.

The tender offer expired at 6:00 P.M., New York City time, on Wednesday, August 29, 2007.

The depositary for the tender offer has advised Megasoft that, as of the expiration of the tender offer, approximately 15,781,431 shares were validly tendered and not withdrawn in the tender offer, representing approximately 88.2 percent of bcgi’s issued and outstanding shares. All validly tendered shares have been accepted for payment in accordance with the terms of the tender offer. Megasoft intends to exercise its option under the merger agreement to purchase newly issued bcgi shares in order to ensure ownership of at least 90 percent of the aggregate number of bcgi shares outstanding to complete the short-form merger.

Megasoft intends to complete the acquisition of bcgi through a short-form merger as soon as practicable. In the short-form merger, all outstanding bcgi shares not purchased in the tender offer will be converted into the right to receive $3.60 per share, net to the seller in cash, without interest.

About Megasoft

Established in 1994, Megasoft is a transnational intellectual property-driven, product-based technology company that focuses its expertise on the telecom sector. The company provides telecom services throughout the globe under its XIUS brand name. Listed in the Bombay Stock Exchange in India, the company has strong product engineering and product development capacities with CMM Level 5 certification and has operations in the U.S., UK, Singapore, Malaysia and Germany, and in Hyderabad and Chennai in India. Additional information about Megasoft is available at www.megasoft.com and www.xius.com.

About bcgi

bcgi delivers innovative products and services that enable mobile operators and MVNOs worldwide to differentiate their offerings and increase market penetration while reducing costs. Founded in 1988, bcgi is a leader in identifying and addressing new market needs with proven solutions, including prepaid and postpaid billing, payments and access management. For more information, visit www.bcgi.net.

Forward-looking statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements appear throughout the release and include statements regarding the intent, belief or current expectations of Megasoft and bcgi, including statements concerning the plans of Megasoft with respect to the acquisition of all of bcgi’s common stock and completion of the acquisition of bcgi through a short-form merger. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the ability of Megasoft or bcgi to control or predict. Megasoft and bcgi undertake no obligation to update any of the forward-looking statements after the date of this press release, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, PLEASE CONTACT

Megasoft

Michael Powell

Phone: +1 571 426 8997

E-mail: Mike.powell@xius.com

Megasoft Investor Relations

Phone: +91-44-24616768

E-mail: investors@megasoft.com

bcgi

Patricia Travaline

Phone: + 781 904 5153

ptravaline@bcgi.net

Investor Relations

Phone: + 1 781 904 5153

E-mail: investor_relations@bcgi.net

Mackenzie Partners

Lawrence E. Dennedy

Phone: + 1 212 929-5239

E-mail: ldennedy@mackenziepartners.com

Simon P. Coope

Phone: + 1 212 929 5085

E-mail: scoope@mackenziepartners.com